Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Gregory B. Hanson	Kristin K. Seabrook
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners LP Reports First-Quarter 2026 Financial Results

Waltham, Mass., May 8, 2026 – Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2026.

CEO Commentary

“Solid execution across all operating segments drove strong first-quarter results for Global,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Performance this quarter reflects the advantages of our integrated platform in a dynamic market environment.

“Our strategy is built to adapt to changing market conditions, optimize our assets and focus on maximizing returns,” Slifka said. “That disciplined approach continues to guide how we run the business and deliver value for our unitholders.”

First-Quarter 2026 Financial Highlights

Net income in the first quarter of 2026 was $70.1 million, or $1.85 per diluted common limited partner unit, compared with net income of $18.7 million, or $0.36 per diluted common limited partner unit, in the same period of 2025.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $142.1 million in the first quarter of 2026 compared with $91.9 million in the same period of 2025.

Adjusted EBITDA was $140.4 million in the first quarter of 2026 versus $91.3 million in the same period of 2025.

Distributable cash flow (DCF) was $96.4 million in the first quarter of 2026 compared with $45.7 million in the same period of 2025.

Adjusted DCF was $96.8 million in the first quarter of 2026 compared with $46.5 million in the same period of 2025.

Gross profit in the first quarter of 2026 was $332.2 million compared with $255.2 million in the same period of 2025.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $365.1 million in the first quarter of 2026 compared with $288.6 million in the same period of 2025.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2026, and 2025.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $199.3 million in the first quarter of 2026 compared with $187.9 million in the same period of 2025. Product margin from gasoline distribution increased to $136.7 million from $125.8 million in the year-earlier period, primarily due to higher fuel margins (cents per gallon). Product margin from station operations was $62.6 million compared with $62.1 million in the first quarter of 2025, due in part to an increase in sundries.

Wholesale segment product margin was $154.1 million in the first quarter of 2026 compared with $93.6 million in the same period of 2025. Gasoline and gasoline blendstocks product margin was $101.2 million compared with $57.1 million in the same period of 2025, primarily due to more favorable market conditions, largely in gasoline. Product margin from distillates and other oils was $52.9 million in the first quarter of 2026 compared with $36.5 million in the same period of 2025, primarily due to more favorable market conditions, largely in residual oil.

Commercial segment product margin was $11.7 million in the first quarter of 2026 compared with $7.1 million in the same period of 2025, in part due to more favorable market conditions.

Total sales were $5.3 billion in the first quarter of 2026 compared with $4.6 billion in the same period of 2025. Wholesale segment sales were $3.8 billion in the first quarter of 2026 compared with $3.2 billion in the same period of 2025. GDSO segment sales were $1.1 billion in the first quarters of 2026 and 2025. Commercial segment sales were $367.4 million in the first quarter of 2026 compared with $275.1 million in the same period of 2025.

Total volume was 2.1 billion gallons in the first quarter of 2026 compared with 1.9 billion gallons in the same period of 2025. Wholesale segment volume was 1.6 billion gallons in the first quarter of 2026 compared with 1.4 billion gallons in the same period of 2025. GDSO volume was 331.9 million gallons in the first quarter of 2026 compared with 357.6 million gallons in the same period of 2025. Commercial segment volume was 166.8 million gallons in the first quarter of 2026 compared with 124.8 million gallons in the same period of 2025.

Recent Developments

•	Global Partners announced a cash distribution of $0.7650 per unit ($3.06 per unit on an annualized basis) on all of its outstanding common units from January 1, 2026 through March 31, 2026. The distribution will be paid on May 15, 2026 to unitholders of record as of the close of business on May 11, 2026.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2026 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global Partners operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global Partners has a large portfolio of owned, leased and/or supplied retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global Partners, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global Partners’ proportionate share of EBITDA related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global Partners’ success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global Partners’ ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global Partners’ proportionate share of distributable cash flow related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global Partners undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Sales	$5,321,800	$4,592,197
Cost of sales	4,989,633	4,336,956
Gross profit	332,167	255,241

Costs and operating expenses:
Selling, general and administrative expenses	99,350	73,717
Operating expenses	129,234	126,715
Amortization expense	1,270	1,412
Net gain on sale and disposition of assets	(3,426)	(2,490)
Total costs and operating expenses	226,428	199,354

Operating income	105,739	55,887

Other income (expense):
Income from equity method investments	739	66
Interest expense	(35,503)	(36,039)

Income before income tax expense	70,975	19,914

Income tax expense	(839)	(1,230)

Net income	70,136	18,684

Less: General partner's interest in net income, including incentive distribution rights	5,393	4,412
Less: Preferred limited partner interest in net income	1,781	1,781

Net income attributable to common limited partners	$62,962	$12,491

Basic net income per common limited partner unit (1)	$1.86	$0.37

Diluted net income per common limited partner unit (1)	$1.85	$0.36

Basic weighted average common limited partner units outstanding	33,888	33,887

Diluted weighted average common limited partner units outstanding	34,048	34,299

(1)   Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$18,373	$12,243
Accounts receivable, net	772,949	530,142
Accounts receivable - affiliates	5,245	2,627
Inventories	736,144	549,118
Brokerage margin deposits	41,311	17,804
Derivative assets	41,532	17,067
Prepaid expenses and other current assets	92,361	98,486
Total current assets	1,707,915	1,227,487

Property and equipment, net	1,653,221	1,657,444
Right of use assets, net	364,949	378,358
Intangible assets, net	12,081	13,350
Goodwill	421,913	421,913
Equity method investments	115,919	113,755
Other assets	36,491	38,410

Total assets	$4,312,489	$3,850,717

Liabilities and partners' equity
Current liabilities:
Accounts payable	$749,817	$573,202
Working capital revolving credit facility - current portion	308,300	126,100
Lease liability - current portion	74,437	73,775
Environmental liabilities - current portion	7,443	7,193
Trustee taxes payable	75,121	83,801
Accrued expenses and other current liabilities	189,688	207,580
Derivative liabilities	118,651	4,540
Total current liabilities	1,523,457	1,076,191

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	103,500	103,500
Senior notes	1,233,466	1,232,723
Lease liability - less current portion	298,289	311,429
Environmental liabilities - less current portion	87,436	88,772
Financing obligations	127,175	128,505
Deferred tax liabilities	64,734	64,534
Other long-term liabilities	62,654	69,520
Total liabilities	3,600,711	3,175,174

Partners' equity	711,778	675,543

Total liabilities and partners' equity	$4,312,489	$3,850,717

GLOBAL PARTNERS LP

FINANCIAL RECONCILIATIONS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$101,167	$57,169
Distillates and other oils	52,925	36,471
Total	154,092	93,640
Gasoline Distribution and Station Operations segment:
Gasoline distribution	136,724	125,751
Station operations	62,568	62,112
Total	199,292	187,863
Commercial segment	11,694	7,145
Combined product margin	365,078	288,648
Depreciation allocated to cost of sales	(32,911)	(33,407)
Gross profit	$332,167	$255,241

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$70,136	$18,684
Depreciation and amortization	35,589	35,905
Interest expense	35,503	36,039
Income tax expense	839	1,230
EBITDA	142,067	91,858
Net gain on sale and disposition of assets	(3,426)	(2,490)
(Income) loss from equity method investment (1)	(628)	55
EBITDA related to equity method investment (1)	2,337	1,837
Adjusted EBITDA	$140,350	$91,260

Reconciliation of net cash used in operating activities to EBITDA and adjusted EBITDA:
Net cash used in operating activities	$(104,700)	$(51,590)
Net changes in operating assets and liabilities and certain non-cash items	210,425	106,179
Interest expense	35,503	36,039
Income tax expense	839	1,230
EBITDA	142,067	91,858
Net gain on sale and disposition of assets	(3,426)	(2,490)
(Income) loss from equity method investment (1)	(628)	55
EBITDA related to equity method investment (1)	2,337	1,837
Adjusted EBITDA	$140,350	$91,260

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$70,136	$18,684
Depreciation and amortization	35,589	35,905
Amortization of deferred financing fees	1,870	1,873
Amortization of routine bank refinancing fees	(1,235)	(1,193)
Maintenance capital expenditures	(9,959)	(9,580)
Distributable cash flow (1)(2)(3)	96,401	45,689
(Income) loss from equity method investment (1)	(628)	55
Distributable cash flow from equity method investment (1)	1,042	797
Adjusted distributable cash flow (1)(3)	96,815	46,541
Distributions to preferred unitholders (4)	(1,781)	(1,781)
Adjusted distributable cash flow after distributions to preferred unitholders	$95,034	$44,760

Reconciliation of net cash used in operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash used in operating activities	$(104,700)	$(51,590)
Net changes in operating assets and liabilities and certain non-cash items	210,425	106,179
Amortization of deferred financing fees	1,870	1,873
Amortization of routine bank refinancing fees	(1,235)	(1,193)
Maintenance capital expenditures	(9,959)	(9,580)
Distributable cash flow (1)(2)(3)	96,401	45,689
(Income) loss from equity method investment (1)	(628)	55
Distributable cash flow from equity method investment (1)	1,042	797
Adjusted distributable cash flow (1)(3)	96,815	46,541
Distributions to preferred unitholders (4)	(1,781)	(1,781)
Adjusted distributable cash flow after distributions to preferred unitholders	$95,034	$44,760

(1)  Represents the Partnership's proportionate share of income or loss, EBITDA and distributable cash flow ("DCF"), as applicable, related to the Partnership's 49.99% interest in its Spring Partners Retail LLC joint venture, which is accounted for using the equity method.

(2)  As defined by the Partnership's partnership agreement, DCF is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3)  DCF and adjusted DCF include a net gain on sale and disposition of assets of $3.4 million and $2.5 million for the three months ended March 31, 2026 and 2025, respectively.  DCF also includes income (loss) of $0.6 million and ($0.1 million) for the three months ended March 31, 2026 and 2025, respectively, related to the Partnership's 49.99% interest in its Spring Partners Retail LLC joint venture, which is accounted for using the equity method.

(4)  Distributions to preferred unitholders represent the distributions payable to the Series B preferred unitholders earned during the period. Distributions on the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.